Exhibit 99.1

Contacts	For Media:	For Financials:
	John Oxford	Stuart Johnson
	Vice President	Senior Executive Vice President
	Director of External Affairs	Chief Financial Officer
	(662) 801-7473	(662) 680-1472
	joxford@renasant.com	stuartj@renasant.com

Renasant Corporation Announces the Acquisition of

Crescent Bank and Trust and Completion of Capital Raise

TUPELO, MISSISSIPPI (July 23, 2010) – Renasant Corporation (NASDAQ: RNST) (the “Company”) today announced that its wholly-owned subsidiary, Renasant Bank, has acquired the banking operations of Crescent Bank and Trust of Jasper, Georgia (“Crescent Bank”) in a Federal Deposit Insurance Corporation (“FDIC”) assisted transaction. Under the terms of the transaction, Renasant Bank acquired approximately $1.0 billion in assets, including approximately $600 million of loans and other real estate and approximately $50 million of investment securities, and assumed approximately $900 million in deposits. The foregoing amounts represent Crescent Bank’s book value for these assets and liabilities and do not necessarily reflect fair value. These amounts are estimates and, accordingly, are subject to adjustment based upon final settlement with the FDIC. Renasant Bank and the FDIC entered into a loss sharing arrangement covering substantially all of the acquired loans and other real estate.

All Crescent Bank locations that are normally open on Saturdays will open at normal banking hours on Saturday, July 24, 2010 as Renasant Bank locations, and the remaining Crescent Bank locations will open as Renasant Bank locations on Monday, July 26, 2010. All Crescent Bank clients will continue to be able to conduct banking business as usual, including accessing their money by writing checks and using ATM or debit cards. All outstanding checks will be processed as usual, and customers can continue using their Crescent Bank checks.

“As a company with over 105 years of experience in conservative and sound banking practices, we are excited to provide our new clients in North Georgia with the first class service that is the foundation of our success,” said Renasant Chairman and Chief Executive Officer, E. Robinson McGraw. “We welcome all of Crescent Bank’s customers and employees to the Renasant family. Banking clients of Crescent Bank can be at ease that, with Renasant Bank, your deposits are fully accessible and safe, and continue to be insured by the FDIC to the fullest extent permitted. We look forward to serving our new North Georgia clients and providing all the products of a large regional bank combined with the personal service of a hometown community bank.”

In adding Crescent’s locations to Renasant Bank, the Company will expand its financial services footprint into North Georgia with 11 full service locations in the markets of Jasper, Marble Hill, Cartersville, Adairsville, Canton, Woodstock and Cumming. The addition of these new branches gives Renasant Bank over 75 locations in the states of Alabama, Georgia, Mississippi, and Tennessee.

“This opportunity represents Renasant’s fourth expansion since 2004 outside of Mississippi, which is our legacy market. We have a successful track record with our past expansions into Memphis and Nashville, Tennessee as well as Huntsville, Decatur and Birmingham, Alabama and believe this new partnership represents a logical expansion as a financial services leader in the Mid-south,” said McGraw. “In looking at and researching FDIC-assisted transactions, we saw Crescent Bank as a tremendous opportunity to enhance our franchise while at the same time giving us access to new markets that would have otherwise been more difficult to enter.”

The Company also announced today the completion of a $54.95 million capital raise through a private placement of 3,925,000 shares of its $5.00 par value common stock to a select group of investors. The purchase price in the private placement was $14.00 per share. The common stock issued in the private placement has not been registered under the Securities Act of 1933, as amended, and thus may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

“We expect the impact of the acquisition of Crescent Bank, including the accompanying capital raise, to be immediately accretive to the Company’s earnings per share and tangible book value per share. Furthermore, the additional capital provided through the common stock issuance will enhance our already strong capital ratios and provide support for future growth,” commented McGraw. “Going forward, we’re excited to enter the North Georgia banking market and believe Crescent’s 11 locations will give us a platform for future success and market growth. As we introduce ourselves to these new markets, we welcome Crescent Bank clients to Renasant Bank and, as our mission statement says, we will strive to be the financial services provider of choice in the markets we serve.”

Keefe, Bruyette & Woods, Inc. served as the Renasant Bank’s financial advisor for the acquisition of Crescent Bank and as placement agent in the private placement, and Phelps Dunbar LLP served as Renasant Bank’s and the Company’s legal advisor.

ABOUT RENASANT CORPORATION:

Renasant Corporation is the parent of Renasant Bank and Renasant Insurance, Inc. Renasant Corporation has assets of approximately $4.6 billion and operates over 75 banking, mortgage, financial services and insurance offices in Mississippi, Tennessee, Alabama and Georgia as of July 23, 2010.

NOTE TO INVESTORS:

This news release may contain, or incorporate by reference, statements which may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements usually include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.

Prospective investors are cautioned that any such forward-looking statements are not guarantees for future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include our ability to efficiently integrate the Crescent Bank acquisition into the Company’s operations, retain Crescent Bank customers and grow the acquired franchise, significant fluctuations in interest rates, inflation, economic recession, significant changes in the federal and state legal and regulatory environment, significant underperformance in our portfolio of outstanding loans, competition in our markets, and risks inherent in FDIC-assisted transactions and other possible acquisitions. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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